No. 07-09
June 22, 2007

ASCENT SOLAR TECHNOLOGIES, INC.
REDEMPTION OF WARRANTS ("ASTIW") CUSIP 043635 11 9

The Company plans to redeem its outstanding Class A public warrants on Monday, June 25, 2007. The Warrants will be suspended before the open of trade on Monday. The Exchange has filed a Form 25 to remove the Class A warrants from registration and listing.